EXHIBIT 99.2

MATTEL, INC. AND SUBSIDIARIES

QUANTIFICATION OF CLOSE OUT SALES AMOUNTS (a)

DECEMBER 31, 2003

($ in millions)

By Segment	Three Months Ended (b)	Twelve Months Ended (b)
Domestic:
Mattel Brands US	$5.2	$23.0
Fisher-Price Brands US	2.6	12.9
American Girl Brands	0.0	0.0

Total Domestic	7.8	35.9
International	11.4	21.4

Total	$19.2	$57.3

(a)	During the fourth quarter of 2003, Mattel changed the way certain close out sales are classified in its consolidated statement of operations. Close out sales are sales of certain products that are no longer included in current product lines. These sales were previously classified as a reduction of cost of sales. Commencing October 1, 2003, close out sales are reported as net sales in Mattel’s consolidated statements of operations. This change in classification has no impact on gross profit, operating income, net income, income per share, balance sheets or cash flows for any period.

(b)	Close out sales for the three months ended December 31, 2003, totaling $19.2 million, are included in reported sales. Close out sales for the first nine months of 2003, totaling $38.1 million, are classified as a reduction of cost of sales.